Exhibit 99.1

Accelrys Reports Fiscal 2005 Third-Quarter and Year-to-Date
Financial Results

Orders for the Quarter Grew 9 Percent over same Quarter Last Year

SAN DIEGO, CA; January 26, 2005 – Accelrys, Inc. (NASDAQ: ACCL) today reported financial results for the third quarter and first nine months of fiscal 2005.

Third Quarter Results

Orders booked in the December 2004 quarter grew 9 percent to $37.9 million, up from $34.8 million in the same quarter of last year.  As previously announced, the Company is in the process of moving the majority of its customers to subscription type contracts from annual or perpetual type contracts.  The subscription contract requires ratable revenue recognition over the life of the contract.  Accordingly, at signing, these subscription contracts result in the majority of the revenue being deferred to future periods.  In the December 2004 quarter, 53 percent of orders were subject to subscription contracts. In the same quarter a year ago, there were no subscription type contracts. As a result, despite the increase in orders, revenues for the December 2004 quarter declined to $22.2 million, compared to $31.6 million reported in the December 2003 quarter. Correspondingly, deferred revenue increased to $43.4 million at December 31, 2004, up from $29.5 million at September 30, 2004.

Expenses, including cost of revenue, in the current quarter were $28.5 million compared to $23.5 million in the quarter ended December 31, 2003. Expenses in the current quarter included $3.3 million associated with the Company’s wholly owned subsidiary, SciTegic, which the Company acquired in September 2004.  During the quarter, the Company finalized the valuation and accounting related to the SciTegic acquisition.  As a result, the Company recorded a $0.3 million reduction in the write-off of in-process research and development.  Also, during the quarter, the Company reported a charge of $4.7 million related to the move of its corporate headquarters. This charge represents the future rent obligation on the old headquarters building.  The Company received an equal period of free rent on its new facility, which will be accounted for as a reduction of average monthly rent over the life of the new lease.

The tax provision for the quarter includes a credit of $0.9 million related to an expected refund of taxes previously withheld in Japan.  A net loss of ($5.7) million or ($0.22) per share was reported for the December 2004 quarter compared to net income of $7.9 million or $0.32 per share reported in the comparable quarter in 2003.  Cash, cash equivalents, restricted cash, and marketable securities totaled $59.1 million at December 31, 2004

Management Commentary

“I am pleased to report that orders grew during the quarter, and I am confident that we will meet our goal of modest orders growth for the full fiscal year,” said Mark Emkjer,

president and CEO of Accelrys. “We have made significant progress with the SciTegic acquisition, the expansion of the nanotechnology initiative, and major new releases, including Materials Studio 3.1, while maintaining strong expense control.”

Nine-Month Results

Orders for the nine-month period ended December 31, 2004 were $66.3 million compared to $65.8 million in the nine months ended December 31, 2003.  Consistent with the third quarter results, the transition to subscription accounting caused a large portion of revenue related to orders booked during the nine-month period to be deferred to future periods.  As a result, for the nine months ended December 31, 2004 revenues were $50.7 million compared to $68.3 million in the nine months ended December 31, 2003. Deferred revenue increased to $43.4 million at December 31, 2004, up from $27.8 million at March 31, 2004.

Expenses, including cost of revenue, in the current nine-month period were $67.6 million compared to $67.3 million in the nine-month period ended December 31, 2003. Expenses in the current nine-month period included $3.4 million associated with the Company’s wholly owned subsidiary, SciTegic, which the Company acquired in September 2004.  In addition, the nine-month results include the aforementioned charge related to the move of the Company’s headquarters and the write-off of in-process research and development arising from the SciTegic acquisition.

The tax provision for the nine-month period includes a credit of $0.9 million related to an expected refund of taxes previously withheld in Japan.  The nine-month results also include a loss from discontinued operations of $(1.1) million arising from Pharmacopeia Drug Discovery, Inc.  which was spun out. A net loss of ($17.0) million or ($0.68) per share was reported for the nine months ended December 2004, compared to net income of $2.0 million or $0.08 per share reported in the comparable period in 2003.

Guidance

With regard to guidance, David Sankaran, CFO said, “As previously stated, we expect orders to increase modestly in fiscal 2005 when compared to the twelve months ended March 31, 2004. We will continue the transition to subscription revenue accounting over the next several quarters.  As a result, reported revenue will continue to lag orders and deferred revenue is expected to continue to increase over the same time frame.  Ultimately, we expect that up to 85 percent of our customer contracts will require subscription accounting. We believe the transition to subscription revenue recognition will improve the Company’s visibility over future revenue.”

Conference Call Details

At 5:00 p.m. EST today, Accelrys will conduct a conference call to discuss its fiscal 2005 third quarter financial results. Mark Emkjer, CEO, will host the call. To participate,

please dial 1-800-798-2884 [+1-617-614-6207 outside the United States] and enter the access code, 97517776, approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accelrys website at www.accelrys.com.

A replay of the conference call will be available online at www.accelrys.com and via telephone by dialing 1-888-286-8010 [+1-617-801-6888 outside the United States] and entering access code 30839297 from 7:00 p.m. EST January 27, through 11:59 p.m. EST, March 27, 2005.

About Accelrys, Inc.

Accelrys, Inc. (NASDAQ: ACCL) is a leading provider of software for computation, simulation, and the management and mining of scientific data used by biologists, chemists and materials scientists, including nanotechnology researchers, for product design as well as drug discovery and development. Accelrys technology and services are designed to meet the needs of today’s leading research organizations. The Company is headquartered in San Diego, California. For more information about Accelrys, visit its website at http://www.accelrys.com/.

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This press release contains forward-looking statements for the purpose of the Private Securities Litigation Act of 1995 (“the Act”). When used anywhere in this document, the words expects, believes, anticipates, estimates, and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements herein include statements regarding the impact of the change in revenue recognition to subscription accounting and our resulting financial results in future periods, and expected orders, revenues and expenses in fiscal 2005. Accelrys has based these forward-looking statements on its current expectations about future events. Such statements are subject to risks and uncertainties including, but not limited to, the pace of customers’ conversions to subscription style contracts, the successful implementation of Accelrys’ strategic plans, the acceptance of new products, the obsolescence of existing products, the resolution of existing and potential future patent issues, additional competition, changes in economic conditions, and other risks described in Accelrys’ filings with the Securities and Exchange Commission, including its most recent report on Form 10-Q. All forward-looking statements in this document are qualified entirely by the cautionary statements included in this document and such filings. These risks and uncertainties could cause actual results to differ materially from results expressed or implied by forward-looking statements contained in this document. These forward-looking statements speak only as of the date of this document. Accelrys claims the protection of the safe-harbor for forward –looking statements in the Act, and disclaims any intent or obligation to publicly update or revise any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

ACCELRYS, INC.

SELECTED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share data, unaudited)

Statements of Operations

	For the Three Months Ended December 31,		For the Nine Months Ended December 31,
	2004	2003	2004	2003

Revenue	$22,229	$31,577	$50,687	$68,342
Cost of revenue	5,161	4,507	12,084	14,676
Gross margin	17,068	27,070	38,603	53,666

Research and development	4,659	4,578	13,164	13,386
Sales and marketing	10,109	9,502	25,348	25,629
General and administrative	4,139	4,890	11,827	13,579
Restructuring	4,692	—	4,692	—
Write-off in-process research and development	(250)	—	450	—
Total operating costs and expenses	23,349	18,970	55,481	52,594
Operating income (loss) from continuing operations	(6,281)	8,100	(16,878)	1,072
Spin-off transaction costs	—	(700)	—	(700)
Interest and other income, net	184	939	1,257	3,032
Income (loss) from continuing operations before provision (benefit) for income taxes	(6,097)	8,339	(15,621)	3,404
Provision (benefit) for income taxes	(362)	140	252	731
Income (loss) from continuing operations	(5,735)	8,199	(15,873)	2,673
Discontinued operations:
Loss from discontinued operations	—	(347)	(1,117)	(717)
Net income (loss)	$(5,735)	$7,852	$(16,990)	$1,956

Income (loss) from continuing operations per share:
- Basic	$(0.22)	$0.34	$(0.64)	$0.11
- Diluted	$(0.22)	$0.33	$(0.64)	$0.11

Income (loss) from discontinued operations per share:
- Basic	$—	$(0.01)	$(0.04)	$(0.03)
- Diluted	$—	$(0.01)	$(0.04)	$(0.03)

Net income (loss) per share:
- Basic	$(0.22)	$0.33	$(0.68)	$0.08
- Diluted	$(0.22)	$0.32	$(0.68)	$0.08

Weighted average shares of common stock outstanding:
- Basic	25,841	23,870	24,876	23,796
- Diluted	25,841	24,926	24,876	24,499

ACCELRYS, INC.

SELECTED CONSOLIDATED FINANCIAL DATA

(In thousands, unaudited)

Balance Sheets

	December 31, 2004	December 31, 2003
Cash, restricted cash, cash equivalents and marketable securities	$59,081	$133,531
Trade receivables, net	32,830	39,780
Other assets, net	81,128	55,304
Assets of Discontinued Operations	—	11,053
Total assets	$173,039	$239,668

Current liabilities, excluding deferred revenue	$25,290	$20,669
Deferred revenue, short-term	36,648	24,595
Long-term liabilities and reserves, excluding deferred revenue	2,209	—
Deferred revenue, long-term	6,719	4,924
Liabilities of Discontinued Operations	—	6,745
Total stockholders’ equity	102,173	182,735
Total liabilities and stockholders’ equity	$173,039	$239,668